The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated June 9, 2026

Pricing Supplement dated June , 2026 (To the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$● Autocallable Contingent Coupon Barrier Notes due March 15, 2029 Linked to the Performance of a Basket of Reference Assets Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to automatic redemption, the Notes offer a Contingent Coupon for each Observation Date on which the Basket Value is greater than or equal to the Coupon Barrier Value. Investors should be willing to forgo dividend payments and, if the Final Basket Value is less than the Barrier Value, be willing to receive shares of the Basket Components at maturity that will likely be worth significantly less than their investment and could be worth nothing.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $10,000, and integral multiples of $10,000 in excess thereof
Initial Valuation Date:†	June 12, 2026	Final Valuation Date:†	March 12, 2029
Issue Date:	June 17, 2026	Maturity Date:†	March 15, 2029
Reference Assets:	An equally weighted basket (the “Basket”) consisting of the common stock of NVIDIA Corporation (the “NVDA Basket Component”), the common stock of Oracle Corporation (the “ORCL Basket Component”), the common stock of Tesla, Inc. (the “TSLA Basket Component”) and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (the “TSM Basket Component”) (each, a “Basket Component” and together, the “Basket Components”), as set forth in the following table:
	Basket Component	Bloomberg Ticker	Weighting	Initial Component Value(1)	Component Physical Delivery Amount(2)
	NVDA Basket Component	NVDA UW<Equity>	25.00%	$●	●
	ORCL Basket Component	ORCL UN<Equity>	25.00%	$●	●
	TSLA Basket Component	TSLA UW<Equity>	25.00%	$●	●
	TSM Basket Component	TSM UN<Equity>	25.00%	$●	●
	(1) With respect to each Basket Component, the Closing Value of that Basket Component on the Initial Valuation Date
(2) With respect to each Basket Component, a number of shares of that Basket Component equal to $10,000 times its Weighting divided by its Initial Component Value (rounded to five decimal places)
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first six months after the Issue Date. Beginning with the sixth Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Basket Value is greater than or equal to the Initial Basket Value, the Notes will be automatically redeemed and you will receive on the immediately following Contingent Coupon Payment Date a cash payment per $10,000 principal amount Note equal to $10,000 plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Contingent Coupon:

$86.67 per $10,000 principal amount Note (based on a rate of 10.40% per annum or 0.8667% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed and the Basket Value on an Observation Date is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Basket Value on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment or delivery per $10,000 principal amount Note determined as follows:

▪

If the Final Basket Value is greater than or equal to the Barrier Value, you will receive a cash payment of $10,000 per $10,000 principal amount Note plus the Contingent Coupon otherwise due

▪

If the Final Basket Value is less than the Barrier Value, you will receive per $10,000 principal amount Note a number of shares of each Basket Component equal to its Component Physical Delivery Amount or, at our option, the cash value thereof (calculated, for each Basket Component, as its Component Physical Delivery Amount times its Closing Value on the Final Valuation Date). If you receive shares of the Basket Components at maturity, we will pay cash in lieu of delivering any fractional shares of the Basket Components in an amount, for each Basket Component, equal to the applicable fraction times the Closing Value of that Basket Component on the Final Valuation Date.

If the Notes are not automatically redeemed and the Final Basket Value is less than the Barrier Value, you will receive shares of the Basket Components (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$10,000	100%	2.70%	97.30%
Total	$●	$●	$●	$●
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $9,730.00 and $10,000.00 per $10,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $8,710.00 and $9,310.00 per $10,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $270.00 per $10,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Coupon Barrier Value:	60, which is 60.00% of the Initial Basket Value
Barrier Value:	60, which is 60.00% of the Initial Basket Value
Initial Basket Value:	100
Final Basket Value:	The Basket Value on the Final Valuation Date
Basket Value:

With respect to any Observation Date, the Basket Value will be calculated as follows:

100 × [1 + (the sum of, for each Basket Component, its Basket Component Return on that Observation Date times its Weighting)]

Basket Component Return:

With respect to each Basket Component on any Observation Date, an amount calculated as follows:

Closing Value of that Basket Component on that Observation Date – Initial Component Value
Initial Component Value

Observation Dates:†	July 13, 2026, August 12, 2026, September 14, 2026, October 12, 2026, November 12, 2026, December 14, 2026, January 12, 2027, February 12, 2027, March 12, 2027, April 12, 2027, May 12, 2027, June 14, 2027, July 12, 2027, August 12, 2027, September 13, 2027, October 12, 2027, November 12, 2027, December 13, 2027, January 12, 2028, February 14, 2028, March 13, 2028, April 12, 2028, May 12, 2028, June 12, 2028, July 12, 2028, August 14, 2028, September 12, 2028, October 12, 2028, November 13, 2028, December 12, 2028, January 12, 2029, February 12, 2029 and the Final Valuation Date
Contingent Coupon Payment Dates:†	July 20, 2026, August 19, 2026, September 21, 2026, October 19, 2026, November 19, 2026, December 21, 2026, January 20, 2027, February 22, 2027, March 19, 2027, April 19, 2027, May 19, 2027, June 21, 2027, July 19, 2027, August 19, 2027, September 20, 2027, October 19, 2027, November 19, 2027, December 20, 2027, January 20, 2028, February 22, 2028, March 20, 2028, April 19, 2028, May 19, 2028, June 20, 2028, July 19, 2028, August 21, 2028, September 19, 2028, October 19, 2028, November 20, 2028, December 19, 2028, January 22, 2029, February 20, 2029 and the Maturity Date
Closing Value:	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06744EQ59 / US06744EQ591

*	The Basket Components and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Basket Components” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Basket Value is below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of the Basket, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Basket.

•	You do not anticipate that the Basket Value will fall below the Coupon Barrier Value on any Observation Date or below the Barrier Value on the Final Valuation Date.

•	You understand and accept the risks that (a) the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and (b) you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Basket Value is less than the Coupon Barrier Value on an Observation Date and (b) you will receive a number of shares of the Basket Components (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing if the Final Basket Value is less than the Barrier Value.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Basket Components.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Basket Components, nor will you have any voting rights with respect to the Basket Components.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Basket Value is below the Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of the Basket rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/ or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Basket Value is below the Barrier Value.

•	You anticipate that the Final Basket Value will fall below the Barrier Value, or you are unwilling or unable to accept the risk that, if it does, you will receive a number of shares of the Basket Components (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing.

•	You anticipate that the Basket Value will decline during the term of the Notes such that the Basket Value will fall below the Coupon Barrier Value on one or more Observation Dates and/or the Final Basket Value will fall below the Barrier Value.

•	You are unwilling or unable to accept the risks that the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and that you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Basket Components.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT coupon PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 105.00 on the relevant Observation Date.

Because the Basket Value is greater than or equal to the Coupon Barrier Value, you will receive a Contingent Coupon of $86.67 per $10,000 principal amount Note (0.8667% of the principal amount) on the related Contingent Coupon Payment Date.

Example 2: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 45.00 on the relevant Observation Date.

Because the Basket Value is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 2 demonstrates that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Basket Value is below the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically redeemed on the sixth Observation Date.

Observation Date	Basket Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	110.00	N/A	N/A
2-5	Various	N/A	N/A
6	115.00	Yes	$1,086.67

Because the Basket Value on the sixth Observation Date (which is approximately six months after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than or equal to the Initial Basket Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,086.67 per $10,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the thirty-second Observation Date.

Observation Date	Basket Value on Observation Date	Are the Notes Automatically Redeemed?	Payment upon Automatic Redemption
1	80.00	N/A	N/A
2-5	Various	N/A	N/A
6-31	Various (below Initial Basket Value)	No	N/A
32	105.00	Yes	$1,086.67

Because the Basket Value on the thirty-second Observation Date is greater than or equal to the Initial Basket Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,086.67 per $10,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.

If the Basket Value is below the Initial Basket Value on each Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Component Value of each Basket Component: $100.00*

▪	Hypothetical Component Physical Delivery Amount for each Basket Component: 25.00000 ($10,000 times its Weighting divided by its hypothetical Initial Component Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*

The hypothetical Initial Component Value of $100.00 and the hypothetical Component Physical Delivery Amount of 25.00000 for each Basket Component have been chosen for illustrative purposes only and may not represent likely actual Initial Component Values or Component Physical Delivery Amounts for the Basket Components. The actual Initial Component Value for each Basket Component will be equal to its Closing Value on the Initial Valuation Date, and the actual Component Physical Delivery Amount for each Basket Component will be equal to $10,000 times its Weighting divided by its Initial Component Value.

For information regarding recent values of the Basket Components, please see “Information Regarding the Basket Components” in this pricing supplement.

Final Basket Value	Percentage Change from Initial Basket Value to Final Basket Value	Value of Payment Received at Maturity**/***
150.00	50.00%	$10,000.00
140.00	40.00%	$10,000.00
130.00	30.00%	$10,000.00
120.00	20.00%	$10,000.00
110.00	10.00%	$10,000.00
100.00	0.00%	$10,000.00
90.00	-10.00%	$10,000.00
80.00	-20.00%	$10,000.00
70.00	-30.00%	$10,000.00
60.00	-40.00%	$10,000.00
59.99	-40.01%	$5,999.00
50.00	-50.00%	$5,000.00
40.00	-60.00%	$4,000.00
30.00	-70.00%	$3,000.00
20.00	-80.00%	$2,000.00
10.00	-90.00%	$1,000.00
0.00	-100.00%	$0.00

**         per $10,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

***       If the Final Basket Value is less than the Barrier Value, you will receive on the Maturity Date per $10,000 principal amount Note a number of shares of each Basket Component equal to its Component Physical Delivery Amount or, at our option, the cash value thereof (calculated, for each Basket Component, as its Component Physical Delivery Amount times its Closing Value on the Final Valuation Date). Fractional shares will be paid in cash. For purposes of the table above and the examples below, the cash value of any shares received is calculated as the Component Physical Delivery Amount for the applicable Basket Component times the Closing Value of that Basket Component on the Final Valuation Date. The actual value of any shares received may be less than the amounts shown above.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Basket increases from the Initial Basket Value of 100.00 to a Final Basket Value of 130.00.

Basket Component	Initial Component Value	Closing Value on Final Valuation Date	Basket Component Return
NVDA Basket Component	$100.00	$155.00	55.00%
ORCL Basket Component	$100.00	$140.00	40.00%
TSLA Basket Component	$100.00	$95.00	-5.00%
TSM Basket Component	$100.00	$130.00	30.00%

Step 1: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (25.00% × 55.00%) + (25.00% × 40.00%) + (25.00% × -5.00%) + (25.00% × 30.00%)] = 130.00

Therefore, the Final Basket Value is 130.00.

Step 2: Calculate the payment at maturity.

Because the Final Basket Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $10,000.00 per $10,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of the Basket. Even though the Basket appreciated significantly, the payment at maturity is limited to $10,000.00 per $10,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 2: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 65.00.

Basket Component	Initial Component Value	Closing Value on Final Valuation Date	Basket Component Return
NVDA Basket Component	$100.00	$70.00	-30.00%
ORCL Basket Component	$100.00	$45.00	-55.00%
TSLA Basket Component	$100.00	$105.00	5.00%
TSM Basket Component	$100.00	$40.00	-60.00%

Step 1: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (25.00% × -30.00%) + (25.00% × -55.00%) + (25.00% × 5.00%) + (25.00% × -60.00%)] = 65.00

Therefore, the Final Basket Value is 65.00.

Step 2: Calculate the payment at maturity.

Because the Final Basket Value is greater than or equal to the Barrier Value, you will receive a payment at maturity of $10,000.00 per $10,000 principal amount Note that you hold (plus the Contingent Coupon otherwise due).

Example 3: The value of the Basket decreases from the Initial Basket Value of 100.00 to a Final Basket Value of 50.00.

Basket Component	Initial Component Value	Closing Value on Final Valuation Date	Basket Component Return	Value of Component Physical Delivery Amount
NVDA Basket Component	$100.00	$30.00	-70.00%	$750.00
ORCL Basket Component	$100.00	$45.00	-55.00%	$1,125.00
TSLA Basket Component	$100.00	$50.00	-50.00%	$1,250.00
TSM Basket Component	$100.00	$75.00	-25.00%	$1,875.00

Step 1: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (25.00% × -70.00%) + (25.00% × -55.00%) + (25.00% × -50.00%) + (25.00% × -25.00%)] = 50.00

Therefore, the Final Basket Value is 50.00.

Step 2: Calculate the payment at maturity.

Because the Final Basket Value is less than the Barrier Value, you will receive at maturity per $10,000 principal amount Note that you hold shares of each Basket Component equal to its hypothetical Component Physical Delivery Amount of 25.00000 shares or, at our option, the cash value thereof (calculated, for each Basket Component, as its Component Physical Delivery Amount times its Closing Value on the Final Valuation Date). Fractional shares will be paid in cash.

The aggregate value of the Component Physical Delivery Amounts for the Basket Components, based on the Closing Value of the Basket Components on the Final Valuation Date, is $5,000.00.

In addition, because the Final Basket Value is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if the Notes are not automatically redeemed, and if the Final Basket Value is less than the Barrier Value, you will receive shares of the Basket Components (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Basket Value is less than the Barrier Value, you will receive a number of shares of the Basket Components (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Basket Value on the related Observation Date is greater than or equal to the Coupon Barrier Value. If the Basket Value on an Observation Date is less than the Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Basket Value is less than the Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	If You Receive Shares of the Basket Components at Maturity, Those Shares May Be Worth Less on the Maturity Date Than Their Closing Value on the Final Valuation Date—If the Final Basket Value is less than the Barrier Value, we may determine, at our option, whether to deliver a number of shares of each Basket Component equal to its Component Physical Delivery Amount or to pay the cash value thereof. If you receive shares of the Basket Components at maturity, the value of those shares on the Maturity Date may have declined below their value based on the Closing Values of the Basket Components on the Final Valuation Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on their Closing Values on the Final Valuation Date. We will not make any adjustment to the Component Physical Delivery Amounts to account for any fluctuations in the value of the Basket Components and you will bear the risk of any decline in the value of the shares of the Basket Components you receive at maturity below their respective Closing Values on the Final Valuation Date. In addition, if you receive shares of the Basket Components at maturity, the relative values of the Component Physical Delivery Amounts for the Basket Components are expected to differ, perhaps significantly, from the relative Weightings of the Basket Components.

If, instead, we elect to pay you cash rather than delivering shares of the Basket Components at maturity, the amount of cash you receive will be calculated based on the Closing Values of the Basket Components on the Final Valuation Date and may be less than the market value of shares of the Basket Components on the Maturity Date.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of the Basket—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of the Basket, which may be significant, even though you will receive a number of shares of each Basket Component (or the cash value thereof) at maturity that will likely be worth significantly less than your investment and could be worth nothing if the Notes are not automatically redeemed and the Final Basket Value is less than the Barrier Value.

•	The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Value will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may lose a significant portion of your investment even if one or more Basket Components performs positively.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of decline for the Basket Components. Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of, and any payments on, your Notes.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Contingent Coupons could be as short as approximately six months. The payment upon an automatic redemption, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment or Delivery on the Notes Will Be Determined Based on the Closing Values of the Basket Components on the Dates Specified—Any payment or delivery on the Notes will be determined based on the Closing Values of the Basket

Components on the dates specified. You will not benefit from any more favorable values of the Basket Components determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Basket has increased from the Initial Basket Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk— Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Basket Components. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Basket Components taken into account in determining the terms of the Notes were lower. As volatility of the Basket Components increases, there will typically be a greater likelihood that (a) the Basket Value on one or more Observation Dates will be less than the Coupon Barrier Value and (b) the Final Basket Value will be less than the Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Basket Components—The return on the Notes may not reflect the return you would realize if you actually owned the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Components would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

•	There Are Risks Associated with Single Equities—The price of each Basket Component can rise or fall sharply due to factors specific to that Basket Component and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Basket Component.

•	The Notes Are Subject to Risks Relating to Non-U.S. Companies—An investment linked to the value of securities issued by non-U.S. companies, such as the TSM Basket Component, involves risks associated with the home countries of those companies. The prices of a non-U.S. company’s securities may be affected by political, economic, financial and social factors in its home country, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•	There Are Important Differences Between the TSM Basket Component and the Common Shares of Taiwan Semiconductor Manufacturing Company Limited—There are important differences between the rights of holders of American depositary shares and the rights of holders of the shares they represent. For example, a company may make distributions in respect of its shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the TSM Basket Component and the rights of holders of the shares it represents may be significant and may materially and adversely affect the value of the TSM Basket Component and, as a result, the value of the Notes. Unless the context requires otherwise, references in this document to the issuer of the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited refer to Taiwan Semiconductor Manufacturing Company Limited.

•	The Value of the TSM Basket Component Is Subject to Currency Exchange Risk—Because the TSM Basket Component is denominated in U.S. dollars but represents non-U.S. equity securities that are denominated in a non-U.S. currency, the value of the TSM Basket Component will be exposed to the currency exchange rate risk with respect to that currency relative to the U.S. dollar. If the U.S. dollar strengthens against that currency, the value of the TSM Basket Component and the value of the Notes will be adversely affected.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of a Basket Component. However, the Calculation Agent might not make such adjustments in response to all events that could affect a Basket Component. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated— Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of a Basket Component, the Calculation Agent may replace that Basket Component with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Basket Component upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace a Basket Component, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Component, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products.

These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Components” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rates on and expected volatility of the Basket Components;

o	correlation (or lack of correlation) of the Basket Components;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the Basket Components

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Basket Component can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Basket Component. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Basket Component	Exchange Listing	Exchange Ticker	SEC File Number
NVDA Basket Component	Nasdaq Stock Market	NVDA	000-23985
ORCL Basket Component	New York Stock Exchange	ORCL	001-35992
TSLA Basket Component	Nasdaq Stock Market	TSLA	001-34756
TSM Basket Component	New York Stock Exchange	TSM	001-14700

According to publicly available information:

•	NVIDIA Corporation is a data center scale AI infrastructure company whose technology stack includes the NVIDIA CUDA development platform that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, frameworks, algorithms, software development kits and application programming interfaces.

•	Oracle Corporation provides products and services that address enterprise information technology needs.

•	Tesla, Inc. designs, develops, manufactures, sells and leases electric vehicles and energy generation and storage systems and offers services related to its products.

•	Taiwan Semiconductor Manufacturing Company Limited , a Taiwanese company, is a foundry that manufactures semiconductors using its manufacturing processes for its customers based on proprietary integrated circuit designs provided by them.

Historical Performance of the Basket Components

The graphs below set forth the historical performance of the Basket Components based on the daily Closing Values from January 4, 2021 through June 5, 2026. We obtained the Closing Values shown in the graphs below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

NVDA Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ORCL Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TSLA Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TSM Basket Component

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), “—Tax Consequences to Non-U.S. Holders.” This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Reference Asset that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the relevant Reference Asset.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of a Reference Asset upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Reference Asset you receive. You should not recognize gain or loss with respect to the shares of the Reference Asset you receive. Instead, assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the Reference Asset should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.